EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-32399, No. 33-44794, No. 333-79297 and No. 333-64952) of Aztar Corporation of our report dated February 11, 2004, except for note 18, as to which the date is May 6, 2004, relating to the consolidated financial statements of Aztar Corporation, which appears in this Form 8-K.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
May 24, 2004